Exhibit 10.1

EXECUTION VERSION

DATED JANUARY 1, 2017

METLIFE INVESTMENT ADVISORS, LLC

AND

METLIFE INSURANCE COMPANY USA

INVESTMENT MANAGEMENT AGREEMENT

TABLE OF CONTENTS

1.	DEFINED TERMS	3

2.	APPOINTMENT	6

3.	CLIENT’S REPRESENTATIONS AND WARRANTIES	6

4.	INVESTMENT MANAGER’S REPRESENTATIONS AND WARRANTIES	8

5.	SCOPE OF AUTHORIZATION	10

6.	PORTFOLIO TRANSACTIONS	14

7.	REPORTS; RECORD AND AUDIT RIGHTS	15

8.	MATERIAL IMPACTS AND CONFLICTS	16

9.	INSTRUCTIONS AND CONFIDENTIALITY	17

10.	FEES AND EXPENSES	18

11.	ACKNOWLEDGMENTS AND CONSENTS	20

12.	INDEMNIFICATION OF INVESTMENT MANAGER	21

13.	STANDARD OF CARE; INVESTMENT MANAGER’S LIABILITIES	22

14.	INDEPENDENT CONTRACTOR	25

15.	CAPACITY OF PERSONNEL; FACILITIES	25

16.	TERM AND TERMINATION OF AGREEMENT	25

17.	GOVERNING LAW; SEVERABILITY; DISPUTE RESOLUTION; SUBMISSION TO JURISDICTION	27

18.	AMENDMENTS	28

19.	ENTIRE AGREEMENT	28

20.	NOTICES	28

21.	NO WAIVER	28

22.	SUCCESSORS AND ASSIGNS	28

23.	COUNTERPARTS	29

SCHEDULE 1 – Authorized Persons

SCHEDULE 2 – Legal Entity Guidelines

SCHEDULE 3 – Schedule of Fees

SCHEDULE 4 – Notices

SCHEDULE 5 – Reports

SCHEDULE 6 – Consent by Electronic Delivery

SCHEDULE 7 – Middle Office Services

INVESTMENT MANAGEMENT AGREEMENT

METLIFE INVESTMENT ADVISORS, LLC, a limited liability company organized under the laws of the State of Delaware (“Investment Manager”), has agreed to provide METLIFE INSURANCE COMPANY USA, an insurance company organized under the laws of the State of Delaware (“Client”), with certain investment management and other services as further detailed in this investment management agreement (the “Agreement”), effective as of January 1, 2017 (the “Effective Date”).

RECITALS

WHEREAS, Client desires to utilize the investment and portfolio management services of Investment Manager and to enter into this Agreement;

WHEREAS, Investment Manager desires to accept its appointment as investment manager and to provide the Services (as defined below) on the terms, and subject to the conditions, contained in this Agreement; and

WHEREAS, Client has retained Brighthouse Services, LLC, a limited liability company organized under the laws of the State of Delaware (“Brighthouse Services”), pursuant to a Management Services Agreement (“Management Services Agreement”), under which Brighthouse Services shall provide certain investment supervisory and support services to Client and certain officers of Brighthouse Services shall be authorized to provide instructions and direction to Investment Manager regarding Investment Manager’s provision of Services hereunder.

NOW, THEREFORE, in consideration for the premises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, have agreed as follows:

1.	Defined Terms

1.1	As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliated Company” means any entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Investment Manager.

“Agreement” has the meaning set forth in the preamble hereof.

“ALM” means asset liability management.

“Assets” means the assets allocated to Investment Manager by Client on the Effective Date, including any derivative instruments, and all other assets acquired by or on behalf of Client on or after the Effective Date, including any derivative instruments, in each case in accordance with the Guidelines and this Agreement.

“Associated Person” means any employee, officer, manager or director of Investment Manager or its Affiliated Companies.

“Authorized Person” has the meaning set forth in Section 3.1(h) hereof.

“Borrower” means the borrower of securities in a securities lending transaction.

“Brighthouse Services” has the meaning set forth in the recitals hereof.

“brokers” has the meaning set forth in Section 6.1 hereof.

“Capital Markets Activities” has the meaning set forth in Section 5.3.4 hereof.

“Chapter 59” has the meaning set forth in Section 17.3 hereof.

“Charges” means the sum of the Management Fee and Expenses.

“Client” has the meaning set forth in the preamble hereof.

“Client Broker” has the meaning set forth in Section 6.1 hereof.

“Client Data” means all data and other information provided to Investment Manager by, or at the direction of, Client pursuant to this Agreement after the Effective Date, including any data and other information provided by third parties acting as agents or service providers to Client (including, without limitation, Brighthouse Services).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the Delaware Commissioner of Insurance.

“Confidential Information” means information provided by one party hereto to the other party in the course of the parties’ activities under this Agreement; provided, that Confidential Information shall not include (a) information generally available to or known by the public (other than as a result of its disclosure by the recipient party or its representatives or service providers in violation of the terms hereof); (b) information available to the recipient party from a source other than the disclosing party or its representatives or service providers, provided that such source is not known by the recipient party to be subject to an obligation of confidentiality with respect to such information; or (c) information independently acquired or developed by the recipient party without the recipient party violating any of its obligations under this Agreement.

“Custodial Assets” has the meaning set forth in Section 5.5 hereof.

“Custodian” has the meaning set forth in Section 5.5 hereof.

“Effective Date” has the meaning set forth in the preamble hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” has the meaning set forth in Section 10.2 hereof.

“FATF” means the Financial Action Task Force on Money Laundering.

“GA Derivatives Activities” has the meaning set forth in Section 5.3.2 hereof.

“Guidelines” has the meaning set forth in Section 2.1 hereof.

“Hedging Activities” has the meaning set forth in Section 5.3.3 hereof.

“Initial Term” means the period beginning on the Effective Date and ending on the date which is 18 months after the date on which Investment Manager and its Affiliated Companies cease to, directly or indirectly, own, control or hold 50% or more of the outstanding common stock or other ownership interests of Client.

“Investment Management Services” has the meaning set forth in Section 5.1 hereof.

“Investment Manager” has the meaning set forth in the preamble hereof.

“Investment Manager Indemnitee” has the meaning set forth in Section 12.1 hereof.

“Investment Manager Proprietary Products” has the meaning set forth in Section 13.7 hereof.

“Loaned Securities” has the meaning set forth in Section 13.5 hereof.

“Losses” has the meaning set forth in Section 12.1 hereof.

“Management Fee” has the meaning set forth in Section 10.1 hereof.

“Management Services Agreement” has the meaning set forth in the recitals hereof.

“Middle Office Services” has the meaning set forth in Section 5.1 hereof.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Permitted Confidants” means a party’s investment managers, beneficial owners, board members, accountants, attorneys, affiliates, agents and such other persons as mutually agreed by the parties.

“Plan” has the meaning set forth in Section 3.1(l) hereof.

“PMU Activities” has the meaning set forth in Section 5.3.1 hereof.

“Portfolio Management Services” has the meaning set forth in Section 5.3 hereof.

“Pricing Sources” has the meaning set forth in Section 5.7(b) hereof.

“QIB” means a “qualified institutional buyer,” as such term is defined in Rule 144A(a)(1)(i) of the 1933 Act.

“Replacement Securities” has the meaning set forth in Section 13.5.1 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Lending Activities” has the meaning set forth in Section 5.3.5 hereof.

“Services” means the Investment Management Services, Middle Office Services, and Portfolio Management Services to be provided by Investment Manager to Client under this Agreement.

“Tax” has the meaning set forth in Section 10.5 hereof.

“Termination Date” has the meaning set forth in Section 16.4 hereof.

“Third Party Products” has the meaning set forth in Section 13.7 hereof.

“Third Party Vendors” has the meaning set forth in Section 13.7 hereof.

“VA Derivatives Activities” has the meaning set forth in Section 5.3.3 hereof.

“Valuation Information” has the meaning set forth in Section 5.7(b) hereof.

2.	Appointment

2.1	In reliance on Investment Manager’s representations and warranties contained in this Agreement, Client hereby appoints Investment Manager as investment manager for Client and to provide the Services on the terms and conditions set forth in this Agreement. Investment Manager hereby accepts the appointment and assumes responsibility for the management of the Assets. Investment Manager agrees to comply with the terms and conditions of this Agreement including, but not limited to, the legal entity guidelines set forth in Schedule 2 hereto, the ALM investment guidelines, the asset sector investment guidelines, the policies and guidelines referenced in each of the foregoing guidelines as well as certain other policies regarding investment restrictions or risk limits, in each case as previously provided to and approved by Investment Manager prior to the Effective Date (collectively, the “Guidelines”).

2.2	Client may upon not less than 10 calendar days prior written notice to Investment Manager, supplement, modify or amend the Guidelines; provided, such written notice contains the details of any such changes; provided further, that Client may not make any of the following changes to the Guidelines without the prior consent of Investment Manager: (1) the addition of a new investment type or strategy not covered by this Agreement on the Effective Date, (2) changes that Investment Manager reasonably determines it cannot accommodate due to market capacity constraints or (3) changes that Investment Manager determines would (a) cause Investment Manager to incur material additional expense or material obligation or (b) impact any Affiliated Company co-investment obligation or the terms pertaining to the investments on which such Affiliated Company may be obligated to invest. In the event that Investment Manager determines in its sole discretion that a proposed change to the Guidelines requires its consent pursuant to the previous sentence, Investment Manager shall promptly so notify Client. Notwithstanding the foregoing, Investment Manager shall have a reasonable amount of time to effectuate any changes to the Guidelines. Further, Client acknowledges that market disruption, lack of liquidity and restrictions on transfer or liquidation may significantly affect the amount of time it takes for Investment Manager to effect changes to the Guidelines.

3.	Client’s Representations and Warranties

3.1	Client hereby represents and warrants to Investment Manager as follows:

(a)	Client is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own its property, to conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, this Agreement.

(b)	Client has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Client and constitutes a legal, valid and binding obligation of Client, enforceable against Client in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to enforceability. Other than those already obtained and disclosed to Investment Manager, no consent of any person or any license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by Client in connection with the execution, delivery and performance of this Agreement. Any consents of any persons and any licenses, permits, approvals or authorizations of, exemptions by, reports to, or registrations, filings or declarations with, any governmental authority required to be obtained and maintained by Client in connection with this Agreement shall, to the extent necessary, be obtained and maintained by Client at all times during the term of this Agreement.

(c)	Client has reviewed Investment Manager’s Form ADV which has previously been provided to Client, and Client acknowledges and understands the conflicts of interest disclosed therein.

(d)	Client has reviewed, understands and acknowledges the risks and conflicts of interest set forth in the disclosure document entitled Certain Risk Factors and Conflicts of Interest which has previously been provided to Client. Client has substantial knowledge and experience in business and financial matters and can bear the economic risk of its investments.

(e)	Client has anti-money laundering policies and procedures in place reasonably designed to verify the source of any funds that are used to purchase any Assets pursuant to this Agreement on or after the Effective Date.

(f)	Client does not know or have any reason to suspect that the monies being used by it to purchase Assets on or after the Effective Date are (i) derived from or related to any illegal activities, including but not limited to money laundering activities, or (ii) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by OFAC. Client represents and covenants that neither Client, nor any person controlling, controlled by, or under common control with, Client, nor any person having a beneficial interest in the Assets, is a Prohibited Investor,[1] and that Client is not investing on behalf, or for the benefit, of any Prohibited Investor.

(g)	The execution, delivery and performance of this Agreement by Client does not violate (i) any provision of any law or regulation binding on Client, (ii) any order, judgment or decree of any court or government authority binding on Client, (iii) the charter, by laws or any other governing document of Client or (iv) any material contract, indenture or other agreement, instrument or undertaking to which Client is a party or by which Client or any of its assets may be bound.

(h)	The signatory to this Agreement is an authorized person and the list of signatories, including certain officers of Brighthouse Services noted therein, and signatures attached hereto as Schedule 1 (each, an “Authorized Person”), which is certified by Client’s secretary or other appropriate person, constitutes the current valid signatories and signatures of such Authorized Persons. Any information Client has provided to Investment Manager in writing in relation to its status, residence and domicile for taxation purposes is complete and correct.

(i)	Client has notified Investment Manager of any and all separate agreements, including the transition services agreement between Brighthouse Services and MetLife Services and Solutions, LLC, and the Management Services Agreement, between Client and any third party that could affect Investment Manager’s provision of the Services hereunder.

[1]	“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or prohibited under OFAC country sanctions, or any blocked persons list maintained by the SEC or other governmental or regulatory body as may become applicable to the Assets, (2) any Foreign Shell Bank (as defined in 31 C.F.R. § 1010.605(g)) other than a Regulated Affiliate (as defined in 31 C.F.R. § 1010.605(n)), and (3) any person or entity resident in or whose funds that are indirectly invested in the Assets are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

(j)	Client has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets the violation of which could materially adversely affect Client’s or Investment Manager’s performance of its respective obligations under this Agreement.

(k)	Client shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Client, including, without limitation, providing Investment Manager with all information and Client Data reasonably requested by Investment Manager from time to time.

(l)	Client is not an investment company (as that term is defined in the 1940 Act), and none of the Assets constitutes assets of (i) an employee benefit plan as defined in and subject to Title I of ERISA, (ii) a plan as defined in and subject to Section 4975 of the Code, (iii) a governmental, church or non-U.S. plan subject to any Federal, State, local or non-U.S. law substantially similar to Section 406 of ERISA or Section 4975 of the Code (each of the foregoing, a “Plan”), or (iv) any entity the assets of which constitute assets of any such Plan.

(m)	Client is a “qualified client” as that term is defined in Rule 205-3(d)(1) of the Advisers Act.

(n)	Client is an “accredited investor” in accordance with Rule 501 of Regulation D promulgated under the 1933 Act. Client agrees to promptly notify Investment Manager in writing if Client ceases to be an accredited investor and further agrees to provide such evidence of its status as an accredited investor as Investment Manager may reasonably request from time to time.

(o)	Client is a QIB. Client agrees to promptly notify Investment Manager in writing if Client ceases to be a QIB and further agrees to provide such evidence of its status as a QIB as Investment Manager may reasonably request from time to time.

(p)	Client is a “qualified purchaser” within the meaning of Section 2(a)(51) of the 1940 Act and the rules thereunder.

3.2	The foregoing representations and warranties shall be continuing during the term of this Agreement and shall survive the termination of this Agreement in respect of any matter arising while this Agreement was in effect. Client hereby confirms that it is in compliance with its representations and warranties as contained herein, and agrees to promptly notify Investment Manager in writing in the event any of the foregoing representations or warranties becomes untrue.

4.	Investment Manager’s Representations and Warranties

4.1	Investment Manager hereby represents and warrants to Client as follows:

(a)	Investment Manager is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own its property, to conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, this Agreement.

(b)	Investment Manager has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Investment Manager and constitutes a legal, valid and binding obligation of Investment Manager, enforceable against Investment Manager in accordance with its terms. Other than those already obtained and disclosed to Client, no consent of any person or any license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by Investment Manager in connection with the execution, delivery and performance of this Agreement. Any consents of any persons and any licenses, permits, approvals or authorizations of, exemptions by, reports to, or registrations, filings or declarations with, any governmental authority required to be obtained and maintained by Investment Manager in connection with this Agreement shall, to the extent necessary, be obtained and maintained by Investment Manager at all times during the term of this Agreement.

(c)	The execution, delivery and performance of this Agreement by Investment Manager does not violate (i) any provision of any law or regulation binding on Investment Manager, (ii) any order, judgment or decree of any court or government authority binding on Investment Manager, (iii) the charter, by laws or any other governing document of Investment Manager, or (iv) any material contract, indenture or other agreement, instrument or undertaking to which Investment Manager is a party or by which Investment Manager or any of its assets may be bound.

(d)	Investment Manager is registered with the SEC as an investment adviser under the Advisers Act, is registered or licensed as an investment adviser or otherwise under the laws of all jurisdictions in which its activities require it to be so registered or licensed to perform its obligations hereunder, and shall maintain such registrations and licenses at all times during the term of this Agreement. Investment Manager has provided Client with a copy of its most recent Form ADV. Investment Manager has put in place appropriate management systems and controls, which are subject to regular review and testing and which include, without limitation, appropriate disaster recovery procedures.

(e)	Investment Manager has in place a business continuity plan, which may be updated from time to time, that governs Investment Manager’s treatment of (i) material data processed by Investment Manager’s computer systems in the performance of its duties hereunder, and the retrieval of any such material data from Investment Manager’s back-up facilities, and (ii) the performance of its duties under this Agreement relating to contingency planning, disaster recovery, back-up processing, recovery time objective, resumption operating capacities, escalation, activation and crisis management procedures, cyber-security and such business continuity plan is subject to regular review and testing and is appropriate in light of Investment Manager’s business and its obligations hereunder.

(f)	Investment Manager has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by Investment Manager and its supervised persons. Investment Manager has provided Client with a summary of its compliance policies and procedures applicable to the performance of the Services, including those related to best execution, cross-trades and allocation of investments, and agrees to provide copies of any such other policies upon request of Client. Prior to relying on Section 28(e) of the 1934 Act with respect to the services provided under this Agreement, Investment Manager will provide Client with a copy of its soft dollar policy.

(g)

Investment Manager agrees that it will maintain at all times during the course of this Agreement, and for the period thereafter in which indemnification obligations hereunder could be triggered, a commercially reasonable level of errors and omissions and/or professional liability insurance coverage, taking into account the aggregate amount that it could potentially be required to pay based on actual or potential liabilities in connection with its obligations under this Agreement. Investment Manager shall, upon request, provide to Client certifications, or any other information that may reasonably be required, concerning the amount of or scope of such insurance coverage. Investment Manager agrees to promptly notify Client of any material decrease in the coverage amount or termination of the specified coverage, in each case as such coverage is in effect as of the Effective Date.

(h)	Investment Manager will comply in all material respects with the legal and regulatory requirements applicable to the provision of the Services under this Agreement.

(i)	Investment Manager has sufficient and sufficiently qualified and knowledgeable personnel to perform the Services.

4.2	The foregoing representations and warranties shall be continuing during the term of this Agreement and shall survive the termination of this Agreement in respect of any matter arising while this Agreement was in effect. Investment Manager hereby confirms that it is in compliance with its representations and warranties as contained herein, and agrees to promptly notify Client in writing in the event any of the foregoing representations or warranties becomes untrue.

5.	Scope of Authorization

5.1	Except as provided in Section 5.2 and subject to the supervision of and oversight by Client, Investment Manager will (a) provide Client with investment advice and investment supervision and will furnish Client with discretionary investment management services with respect to each class of investments and type of investment activity set forth in the Guidelines and described in this Agreement (collectively, the “Investment Management Services”) and (b) be responsible for decisions regarding, without limitation, the investment, reinvestment, hedging and disposition of the Assets, all in accordance with the Guidelines. In addition, Investment Manager shall also provide certain administrative services required to support the provision of Investment Management Services hereunder as set forth in Schedule 7 (the “Middle Office Services”).

5.2	Notwithstanding the foregoing, where the consent of Client is required under Section 206(3) of the Advisers Act or any other applicable law to effect principal transactions in which Investment Manager, on behalf of Client, purchases investments from, or sells investments to, Investment Manager or any of its Affiliated Companies and/or enters into agreements in connection therewith, Investment Manager shall request such consent from Client (in accordance with its Principal and Cross Transactions Policy as in effect from time to time) and shall not complete such transaction until such consent has been obtained. For the avoidance of doubt, each of the following shall constitute a principal transaction: (a) the purchase by Client of a loan participation issued by an Affiliated Company and the amount of any such participation or (b) the investment by Investment Manager, on behalf of Client, in any commingled fund managed by an Affiliated Company and the amount of any such capital commitment. After Client has authorized a principal transaction, subject to Section 5.6, Investment Manager shall have discretionary authority in accordance with this Agreement to take all actions and to exercise all rights and privileges in connection with any such investments, transactions or agreements. Except to the extent required by applicable law, neither Investment Manager nor any Affiliated Company with whom such transactions are placed shall have any obligation to account to Client for brokerage or other fees or profits arising from such investments, transactions or agreements.

5.3	Investment Manager shall also provide to Client certain additional portfolio management services (collectively, the “Portfolio Management Services”) in accordance with the Guidelines, including without limitation:

5.3.1

General account portfolio management, including without limitation, constructing any asset class portfolio and analysis, supervision and optimization of such portfolio; providing ALM governance (including providing such consulting services as agreed between the parties from time to time in respect of the management by Client of its assets and liabilities, which may relate to, among other things, liquidity considerations, derivative strategies and investment risk assessment, analysis and modeling); selecting lending agents; developing strategies for any asset class and identifying new asset classes; and assisting in the development of new products (collectively, “PMU Activities”);

5.3.2	General account derivatives management, including without limitation, the structuring of derivatives programs, selection of derivative instruments and executing, settling and closing-out derivatives transactions (collectively, “GA Derivatives Activities”);

5.3.3	Variable annuity derivatives management, including without limitation, the structuring of derivatives programs, selection of derivative instruments and executing, settling and closing-out derivatives transactions (collectively, “VA Derivatives Activities” and together with GA Derivatives Activities, “Hedging Activities”);

5.3.4	Capital markets activities, including without limitation, assisting Client in raising funds through regulated insurance products and funding agreements (including commercial paper, global guaranteed investment contracts and federal agency secured borrowings) and reinvesting the proceeds thereof and managing the collateral borrowing arrangements involving such transactions, including, without limitation, with respect to any arrangements existing on the Effective Date (collectively, “Capital Markets Activities”); and

5.3.5	Securities lending and repurchase transactions, including without limitation, acting as lending agent and managing and reinvesting cash collateral received in respect of such transactions in accordance with the terms of the relevant agreements (collectively, “Securities Lending Activities”).

5.4	Subject to the Guidelines and in furtherance of providing the Services, Client hereby grants Investment Manager the authority to act as agent and attorney-in-fact to (a) issue instructions to a broker-dealer or a Custodian to effect sales, purchases and securities lending and settle trades for and on behalf of Client solely in connection with the provision of Services to Client, (b) effect sales, purchases and securities lending and settle trades for and on behalf of Client solely in connection with the provision of Services to Client, (c) select counterparties to derivatives transactions and hedging instruments for such transactions, (d) open accounts with such counterparties as Investment Manager reasonably considers appropriate (including, where permissible in accordance with applicable law and regulation and only with the prior written consent of Client, Affiliated Companies) to facilitate the purchase, holding and sale of the Assets on behalf of Client and (e) execute all documentation necessary to effectuate sales, purchases and lending and settle trades in connection with the provision of Services to Client, in each case with the same right and authority as though Investment Manager were Client. As such, in accordance with the Guidelines, Investment Manager shall have full power to supervise, direct and/or effectuate the investment and disposition of the Assets as Investment Manager may reasonably deem appropriate.

5.5

(a) Certain securities and Client funds included in the Assets (“Custodial Assets”) shall be held by such Custodian(s) as notified by Client to Investment Manager from time to time. The “Custodian” means the person(s) appointed by Client and notified to Investment Manager, who will act as custodian(s) of the investments comprising the Custodial Assets from time to time and who is a “qualified custodian” as defined in Rule 206(4)-2 under the Advisers Act. Client understands and acknowledges that (i) in accordance with the applicable custodial agreement, Investment Manager may give instructions to the Custodian(s), in writing, by electronic means, by recorded telephone or recorded oral conversation or by such other means as Investment Manager may agree with the Custodian(s) from time to time, (ii) Client shall procure and shall be solely responsible for ensuring that Custodian complies with such instructions and (iii) Client shall instruct the Custodian to provide Investment Manager with such periodic reports concerning the status of the Custodial Assets as Investment Manager may reasonably request from time to time. In the event that Client intends to change the institution(s) that will serve as the Custodian(s), Client will provide Investment Manager reasonable prior notice of its intention to do so, together with the name and other relevant information with respect to the new Custodian(s). The Custodian bears the sole responsibility for (x) safekeeping of the Custodial Assets, and (y) the consummation of all purchases, sales, deliveries and investments made pursuant to Investment Manager’s directions. Investment Manager shall not be liable to Client for (A) the acts, defaults or costs of any Custodian or any of its nominees, (B) any failure of a Custodian to perform its responsibilities with respect to the Custodial Assets, including, but not limited to, (i) any Losses that arise from the failure of a Custodian to notify Investment Manager of any notices affecting called investments, deadline expirations, dates and capital reorganization events affecting any investments that are included in the Custodial Assets or (ii) any Losses with respect to the transmittal or safekeeping of cash, securities or other assets.

(b) Client acknowledges that evidences of ownership of Assets other than Custodial Assets may be held in book-entry form in the possession of Investment Manager or an Affiliated Company, at the offices of the issuer or counterparty or otherwise in a manner consistent with industry practice.

5.6	(a) Subject to the Guidelines, Investment Manager shall be responsible for, and have discretionary power and authority to, vote on all matters, and to otherwise respond to requests for amendments, waivers, consents, corporate actions and other communications associated with the Assets including, without limitation, authority to take all actions and exercise all rights, privileges, votes or consents, pertaining to that certain Loan Participation Agreement, dated as of the 1st day of February 2006, between Client and Metropolitan Life Insurance Company, as amended or superseded; provided, however, that Investment Manager shall seek the consent of Client with respect to (x) votes or consents pertaining to forgiveness of principal of any Asset or (y) votes or consents pertaining to prepayment of principal of any loan underlying any loan participation interest acquired by Client from an Affiliated Company. Investment Manager shall not be responsible or liable for failure to exercise such discretion to vote or failure to take any action with respect to requests for amendments, waivers, consents, corporate actions and other communications associated with the Assets unless such failure is due to its willful misconduct, gross negligence or bad faith and shall not incur any liability as a result of (i) Investment Manager not receiving any information required in relation to the exercise of voting rights or in relation to corporate actions or other communications relating to Assets from Client or the Custodian on a timely basis or (ii) votes or consents directed by Client.

(b) Notwithstanding the foregoing, Investment Manager shall delegate the power and authority to vote on any matters associated with Assets that are public equity securities for which there is an active trading market to a proxy voting service and shall instruct such proxy voting service to vote all such public equity Assets in accordance with such proxy voting service’s benchmark recommendations and guidelines. Investment Manager shall have no liability for the acts or omissions of such proxy voting service; provided, that such proxy voting service shall have been selected and monitored by Investment Manager with reasonable care.

(c) Investment Manager will promptly forward any notification of any right to vote or request to consent in relation to the Assets (other than public equity Assets) to Client, which (i) affects the interest rate payment of an Asset, (ii) negatively affects the tax outcomes of the relevant transaction or an Asset, (iii) impacts the maturity of an Asset, (iv) requires 100% lender consent or (v) Investment Manager reasonably considers, in its sole discretion, could have a material adverse effect on an Asset; provided, that such notice shall be for informational purposes only and shall not preclude Investment Manager from exercising its discretionary voting or consent rights and, subject to Section 13, Investment Manager shall not incur any liability for Losses arising from (x) delivering such notice or (y) exercising such rights except, in the case of clause (y) only, to the extent caused by or resulting from Investment Manager’s willful misconduct, gross negligence or bad faith.

5.7	(a) For purposes of calculating fees under Section 10, the Assets will be valued as described in Schedule 3. Subject to Section 13, Investment Manager shall not incur any liability resulting from valuing the Assets in accordance therewith.

(b) Any other valuation of the Assets by Investment Manager shall be in accordance with Investment Manager’s internal valuation policies and/or methodologies, a description of which has previously been provided to Client; provided, however, that, subject to Section 13, Investment Manager shall not incur any liability resulting from valuing the Assets in accordance therewith. Investment Manager agrees to promptly furnish Client with a description of any changes to such valuation policies and/or methodologies made after the Effective Date. Investment Manager shall be entitled to reasonably rely on the price and value information (“Valuation Information”) provided by brokers and Custodians, sub-advisers (including, without limitation, the sponsor) of any underlying investment in which Client invests or any third party pricing services selected by Investment Manager (collectively, the “Pricing Sources”) in accordance with such valuation policies and methodologies (as applicable). Investment Manager shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources. Investment Manager shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source; provided, that such Pricing Source shall have been selected and monitored by Investment Manager with reasonable care.

5.8	Investment Manager is authorized, and has full discretion, to delegate any of its responsibilities, powers, discretions, duties and authority (including the power to sub-delegate such responsibilities, powers, discretions, duties and authority) to, or otherwise to utilize the services of, an Affiliated Company with respect to the Services set forth herein; provided, that any compensation payable to such Affiliated Company for such Services shall be borne by (and paid by) Investment Manager. Notwithstanding anything to the contrary contained herein, no delegation to, or utilization of, any Affiliated Company in respect of any Services shall relieve Investment Manager of any liability hereunder, and Investment Manager will be responsible for its obligations hereunder and remain fully accountable to Client for any acts or omissions of any such Affiliated Company, as if such acts or omissions were its own.

5.9	The parties acknowledge that Investment Manager may, upon prior written consent of Client, delegate to a third party investment manager the provision of Services hereunder in respect of any class of Assets.

5.10	Except as provided in Section 10.2, Investment Manager may, where reasonable and at no additional cost to Client, employ third party agents (including, without limitation, any third party bank, clearing organization, administrative agent, loan servicer, intermediary or nominee) to perform any administrative or ancillary services in connection with Investment Manager providing the Services hereunder, provided that any third party agent shall have been selected and monitored by Investment Manager with reasonable care.

5.11	Any changes in Client’s Authorized Persons will be effective upon receipt by Investment Manager of a revised list of Authorized Persons and evidence of the authority for any such change, together with a certification from Client’s secretary or other appropriate person.

5.12

Notwithstanding anything to the contrary herein, the business and operations of Client shall at all times be subject to the direction and control of the board of directors (or similar governing body) of Client. The activities of Investment Manager hereunder shall be subject to the supervision and oversight of Client, and Client shall monitor the performance of the Services by Investment Manager at least annually for quality assurance. In connection with the foregoing, Client acknowledges that it shall be relying on the Authorized Persons to exercise such supervision and oversight on Client’s behalf including, without limitation, through the implementation of appropriate guidelines and controls in respect of, and provision of directions to, Investment Manager, subject to the supervision of and oversight by the board of directors (or similar governing body) of Client. Client acknowledges, further, that it, and not Investment Manager, is responsible for ensuring that the Guidelines (including any supplementation, modification or amendment thereof) provided to Investment Manager comply with all legal and regulatory requirements applicable to Client.

5.13	Client shall be solely responsible for the accuracy, completeness and timeliness of all Client Data. All Client Data shall be provided to Investment Manager on a timely basis and in a format and medium reasonably requested by Investment Manager from time to time. Client shall have an ongoing obligation to promptly update, or use its reasonable endeavors to procure the prompt update of, all of its Client Data so that such information remains complete and accurate and shall use commercially reasonable efforts to cause its officers, advisors, distributors, legal counsel, independent auditors and accountants, Custodian(s), transfer agents, Brighthouse Services and any other service providers (including other investment managers and sub-advisers) to cooperate with Investment Manager and provide Investment Manager with such Client Data as may be reasonably requested by Investment Manager from time to time on a timely basis (pursuant to a calendar or as otherwise agreed by the parties). All Client Data shall be prepared and maintained by or on behalf of Client in accordance with applicable law and generally accepted accounting principles, and Investment Manager shall be entitled to rely on all Client Data.

5.14	All Assets will remain the property of Client, will be held by the appropriate party for the benefit of Client and will be subject to the control of Client. The Assets do not represent under any circumstances property of Investment Manager.

6.	Portfolio Transactions

6.1	Investment Manager may place orders for the execution of transactions with or through such brokers, dealers, banks, counterparties, electronic trading systems or futures commission merchants (“brokers”) as Investment Manager may select in its sole discretion, consistent with the Guidelines and Investment Manager’s Best Execution Policy and in compliance with applicable securities and commodities laws; provided, however, that Client may direct Investment Manager to use a particular broker with respect to Client’s investment securities transactions so long as (i) such broker is on Investment Manager’s approved broker list, (ii) documentation is in place to execute the trade with such broker and (iii) use of such broker would not violate any applicable laws or regulatory requirements (a “Client Broker”). Investment Manager has previously provided Client with a copy of its approved broker list and its Best Execution Policy and shall promptly provide Client with copies of any amendments thereto. Client hereby acknowledges that directing Investment Manager to use a particular Client Broker may limit Investment Manager’s ability to achieve best execution. To the extent permitted by law, Investment Manager may, but shall be under no obligation to, bunch or aggregate orders occurring at approximately the same time for Client with its own orders, those of any Affiliated Company or any other accounts or clients. Client hereby acknowledges and agrees that the effect of aggregation may work on some occasions in relation to a particular order to the disadvantage of Client. In the event of an aggregated order, the allocation of Assets so sold or purchased, as well as the expenses incurred in such transaction, shall be made by Investment Manager in accordance with Investment Manager’s allocation policies.

6.2	Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused Client to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the 1934 Act) to Investment Manager an amount of commission for effecting an investment transaction in the Assets that is in excess of the amount of commission that another broker would have charged for effecting that transaction if, but only if, Investment Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibility of Investment Manager with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers may be used by Investment Manager in connection with Investment Manager’s services to other clients.

7.	Reports; Record and Audit Rights

7.1	An initial list of the reports to be provided by Investment Manager to Client is attached hereto as Schedule 5. In addition, Investment Manager will provide any additional reports reasonably requested by Client from time to time; provided, that Investment Manager is able to prepare such additional reports without incurring any additional material expense. Notwithstanding the foregoing, Investment Manager shall have a reasonable amount of time to produce any such additional reports. At Client’s reasonable request, Investment Manager shall (i) review the Guidelines and communicate in writing to Client Investment Manager’s analysis and views of: (x) changes (if any) that, in Investment Manager’s judgment, should be made to the Guidelines and (y) the expected consequences of implementing such changes to the Guidelines on the future performance and investment characteristics of the Assets and (ii) upon Client’s reasonable notice to Investment Manager, make available portfolio managers to meet during regular business hours to discuss any present and future investment strategy, performance, valuation, risk and other matters.

7.2	Investment Manager agrees to promptly furnish written notice to Client upon the occurrence of any of the following events: (i) a change to the financial condition of Investment Manager that could reasonably be expected to materially and adversely affect Investment Manager’s ability to perform the Services under this Agreement; (ii) a change in the portfolio manager(s) assigned to Client’s account or the senior managing directors with respect to any class of Assets set forth in the Guidelines or the chief investment officer of Investment Manager; (iii) the commencement of any investigation, examination, legal action or other proceeding involving Investment Manager by any governmental or regulatory agency that is outside of the scope of routine investigations, examinations or other proceedings that such agency conducts from time to time of businesses engaged in the same or similar activities as Investment Manager, that could reasonably be expected to materially and adversely affect Investment Manager’s ability to perform the Services under this Agreement; or (iv) the placement by any governmental or regulatory agency of limitations on the activities of Investment Manager that could reasonably be expected to materially and adversely affect Investment Manager’s ability to perform the Services under this Agreement.

7.3

Investment Manager shall keep and maintain complete and accurate books and records relating to the Investment Management Services and Portfolio Management Services, including each transaction concerning the Assets. All such records shall be kept in accordance with applicable laws and regulations, including, as applicable, the Advisers Act and the rules promulgated thereunder. Without limiting the foregoing, Investment Manager covenants to retain all historical financial information relating to any Assets as of the Effective Date for a period of seven years from the Effective Date. Investment Manager acknowledges that all books and records provided for pursuant to this Section 7.3 shall be the property of Client and shall be made available to Client, its accountants, auditors or other representatives of Client for inspection and/or copying in such format as may be reasonably requested by Client (at Client’s expense) upon Client’s written request and with reasonable notice to Investment Manager, during regular business hours. In addition, subject to any confidentiality restrictions imposed on Investment Manager, Investment Manager will provide any materials, reasonably related to the Services, as may be reasonably requested in writing by Client or as may be required by any state or federal insurance regulator or regulatory or quasi-regulatory authority having jurisdiction over Client. Client may audit Investment Manager, at Client’s sole expense and upon reasonable written notice to Investment Manager, during regular business hours, to ensure that security controls and operational management procedures in relation to the Services (including, for the avoidance of doubt, any enterprise-wide procedures applicable to the provision of Services hereunder) are in place as required by this Agreement; provided, however, that nothing herein will allow Client to review data pertaining to other clients of Investment Manager. In addition, Investment Manager shall deliver to Client a copy of any Statement on Standards for Attestation Engagements 16 report that is created for Investment Manager and that relates to any of the Services that Investment Manager provides to Client or any related controls. Investment Manager shall require any Affiliated Company it retains in accordance with Section 5.8 to agree to the above rights of audit, review and examination in relation to such delegate’s provision of Services to Client. Additionally, Investment Manager shall use commercially reasonable efforts to cause any third party delegate it retains in accordance with Section 5.9 to provide information as reasonably necessary in connection with any audit, review or examination by Client pursuant to this Section 7.3.

7.4	Investment Manager acknowledges that all books and records of Client are and shall remain the property of Client and are subject to the control of Client.

8.	Material Impacts and Conflicts

8.1	At all times subject to any provisions in the Guidelines and Section 5.2, Investment Manager and any Affiliated Company may, without prior reference to Client, effect investment transactions for Client in or with an entity in which Investment Manager or an Affiliated Company has directly or indirectly a material interest or a relationship of any description with another party which may involve an actual or potential conflict with Investment Manager’s duty to Client. Investment Manager shall not enter into such transactions unless it reasonably believes that such transactions will be effected on terms that are not materially less favorable to Client than if the conflict or potential conflict had not existed. In addition, potential conflicting interests or duties may arise because Investment Manager or an Affiliated Company undertakes investment management activities for another investor or investors with interests in the same types of investment classes as included in the Assets. Investment Manager acts as adviser to other clients and may give advice and take action with respect to any of those clients that may differ from the advice given, or the time or nature of action taken, with respect to such investments. Moreover, Investment Manager and its Affiliated Companies and Associated Persons may engage in investment transactions, or cause or advise other clients to engage in such transactions, which may differ from or be identical to transactions engaged in by Investment Manager with respect to the Assets, or may recommend any transaction which any of such Affiliated Companies or any Associated Persons may engage in for their own accounts or the account of any other client.

8.2	Affiliated Companies or other clients of Investment Manager may institute lawsuits on their own behalf based upon investments that Investment Manager has purchased for them, and Investment Manager may, in its sole and absolute discretion, provide Affiliated Companies or such other clients with assistance in such lawsuits, and Client shall have no rights with respect thereto, including in cases where any such lawsuit is against any issuer of any of the Assets or any Asset. Subject to any confidentiality restrictions imposed on Investment Manager and conflicts of interest, upon (i) Investment Manager’s becoming aware of any lawsuit involving the issuer of any of the Assets or any Asset, (ii) the decision by Investment Manager to participate in a creditors’ committee in respect of the issuer of any of the Assets or any Asset, (iii) the retention of counsel to represent Investment Manager, or a committee in which Investment Manager participates, in respect of the issuer of any of the Assets or any Asset or (iv) Investment Manager’s taking any other material actions, beyond preliminary discussions with other creditors or with an issuer, to seek to preserve or enhance an Asset’s value, Investment Manager will (a) make available to Client any information that may be relevant to the assertion of rights, if any, Client may have with respect thereto, (b) confer with Client and (c) where reasonably practicable, give Client such assistance as it may reasonably require to exercise its rights in any actions that Client decides to take in connection therewith; provided, however, that Investment Manager will not be required to search out potential legal claims, monitor class action lawsuits against issuers of any of the Assets or institute a lawsuit or take legal actions on Client’s behalf. Further, at the request of Client, Investment Manager shall provide reasonable assistance in working with brokers to resolve any claims Client may have against such brokers in connection with the Assets or the Services. Notwithstanding the foregoing, Investment Manager will not incur any liability for Losses resulting from any advice given or assistance rendered in connection with this Section 8.2, except to the extent caused by or resulting from Investment Manager’s willful misconduct or bad faith, and Investment Manager’s reasonable out-of-pocket costs (including outside legal and financial advisers) associated with such advice or assistance shall be paid for by Client.

8.3	Client hereby grants Investment Manager the authority to effect “agency cross” transactions for Client in accordance with its Principal and Cross Transactions Policy as in effect from time to time. Client acknowledges that Investment Manager and its Affiliated Companies may receive compensation from the other party to such transactions (the amount of which may vary) and that due to the receipt of such compensation, Investment Manager or its Affiliated Company will have a potentially conflicting division of loyalties and responsibilities regarding both parties to such transaction. Client understands that the consent to “agency cross” transactions contained herein can be revoked at any time by written notice to Investment Manager.

9.	Instructions and Confidentiality

9.1	Client authorizes and directs Investment Manager (a) to receive and implement requests, notices, consents and other instructions pursuant to this Agreement from any Brighthouse Services officer who is an Authorized Person to the same extent and with the same effect as if they had been provided by Client and (b) if directed by Client in writing, to provide reports and information to Brighthouse Services in lieu of or in addition to providing them to Client. No utilization of Brighthouse Services by Client shall relieve Client of any liability hereunder, and Client will be responsible for its obligations hereunder and remain fully accountable to Investment Manager for any acts or omissions of Brighthouse Services in connection with this Agreement, as if such acts or omissions were its own. Client bears the sole responsibility for acts or omissions taken by Investment Manager at the direction of any Brighthouse Services officer who is an Authorized Person, and Investment Manager shall not be responsible to Client for any Losses that arise from the failure of Brighthouse Services to perform its responsibilities to Client with respect to the Assets or Services hereunder including, but not limited to, any Losses that arise from the failure of Brighthouse Services to provide requests, notices, consents or other instructions to Investment Manager that are correct, complete or timely.

9.2	Investment Manager shall not be liable and shall be fully protected in relying upon any notice, instruction or other communication that is given to Investment Manager by an Authorized Person; provided, that if any such notice, instruction or other communication was delivered orally, such notice, instruction or other communication shall have been followed by a written confirmation of such notice, instruction or other communication within a reasonable amount of time. Investment Manager may request from an Authorized Person written instructions to further clarify or supplement the Guidelines or to clarify the provision of the Services.

9.3	No party shall use or disclose the other party’s Confidential Information except as contemplated by this Agreement.

9.4	Client covenants that Client shall at all times keep confidential and not, directly or indirectly, disclose, divulge, furnish or make accessible to anyone, or use in any manner that would be adverse to the interests of Investment Manager, any Confidential Information except (i) with the prior written approval of Investment Manager, (ii) with regard to information that is otherwise publicly available (other than information made publicly available by Client relying on this exemption in disclosing such information), (iii) to the extent required or requested by any state or federal insurance regulator, the National Association of Insurance Commissioners, the SEC, any stock exchange, clearinghouse or any similar organization or regulatory or quasi-regulatory authority having jurisdiction over Client or (iv) to the extent otherwise required by law, court order or any subpoena or similar legal process or in order to enforce rights under this Agreement.

9.5

Investment Manager covenants that Investment Manager shall at all times keep confidential and not, directly or indirectly, disclose, divulge, furnish or make accessible to anyone, or use in any manner that would be adverse to the interests of Client any Confidential Information, except (i) in connection with Investment Manager’s performance under this Agreement, (ii) with the prior written approval of Client, (iii) for information that is otherwise publicly available (other than information made publicly available by Investment Manager relying on this exemption in disclosing such information), (iv) to the extent required or requested by any state or federal insurance regulator, the SEC, any stock exchange, clearinghouse or any similar organization or regulatory or quasi-regulatory authority having jurisdiction over Investment Manager or its Affiliated Companies or (v) to the extent otherwise required by law, court order or any subpoena or similar legal process or in order to enforce rights under this Agreement.

9.6	Before any disclosure of information otherwise subject to Section 9.4 or Section 9.5 on the grounds that such information has otherwise become publicly available or that such disclosure is required by law or to comply with a governmental or regulatory request, a request by any quasi-regulatory body, a court order or any subpoena or similar legal process or in order to enforce rights under this Agreement, the disclosing party shall inform the other party and shall give such other party, to the extent reasonably practicable, an opportunity, at its own expense, to contest whether such information has in fact met that standard. The parties shall only disclose such information if, and to the extent that, such disclosure is affirmatively determined to be permitted on the basis of such information otherwise having been so made publicly available or the disclosure being required by law or to comply with a governmental or regulatory request or court order or in order to enforce rights under this Agreement.

9.7	Notwithstanding the foregoing, each party may share the other party’s Confidential Information with its Permitted Confidants; provided, that its Permitted Confidants undertake to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain or to the detriment of the other party; and provided, further, that each party accepts full liability for any use or disclosure of such information by its Permitted Confidants. For the avoidance of doubt, Investment Manager may provide detailed information, including information about individual investments made on behalf of Client pursuant to this Agreement, to Permitted Confidants in connection with any verification of Investment Manager’s track record or for any other accounting, reporting or auditing purposes.

9.8	Each party shall implement and maintain written administrative, physical and technical safeguards reasonably and appropriately designed to protect the confidentiality, integrity and availability of Confidential Information. Each party shall provide reasonable assistance and cooperation to mitigate, to the extent practicable, any harmful effect related to the unauthorized use, access or disclosure of Confidential Information. Each party shall promptly notify the other party of any incident reasonably believed to have resulted in the unauthorized use, access or disclosure of Confidential Information.

9.9	Except as otherwise expressly provided in this Agreement, neither party will use the other party’s name or any of the other party’s trademarks, service marks, logos, designs or other proprietary designations in any advertising or promotional material or otherwise without first obtaining the approval in writing of the other party; provided, that Investment Manager shall be permitted to reference Client and the Services hereunder in any offering or related materials where reference thereto is required or customary; and provided, further, that each shall be permitted to reference the other and this Agreement as necessary or appropriate in regulatory filings. Notwithstanding the foregoing, Investment Manager and its Affiliated Companies may disclose the identity of Client in marketing materials, including, as part of any representative list of clients, and in the course of performing the Services. The foregoing is not intended to prohibit or preclude Client or its affiliates from entering into an agreement with an Affiliated Company regarding use of the Affiliated Company’s name, trademarks, service marks, logos, designs or other proprietary designations.

10.	Fees and Expenses

10.1	Subject to adjustments made in accordance with Section 16.2, Investment Manager’s management fee (the “Management Fee”) for the Services rendered hereunder shall be (i) calculated quarterly in arrears by multiplying (x) 0.25 times (y) the applicable fee owing pursuant to Schedule 3 and (ii) paid as set forth in Schedule 3 and this Section 10.

10.2	Client shall be responsible for all (i) fees and expenses incurred in the use of any proxy voting services retained pursuant to Section 5.6(b), (ii) reasonable out of pocket costs arising from any advice or assistance provided by Investment Manager pursuant to Section 8.2, (iii) third party expenses incurred in connection with due diligence, legal, servicing and custodial expenses pertaining to potential and closed investments by Client in residential mortgage whole loans, (iv) third party expenses incurred in connection with due diligence and legal expenses pertaining to potential and closed investments by Client in commercial real estate mortgage whole loans, agricultural mortgage whole loans and co-lending arrangements with respect to commercial real estate mortgage loans and/or agricultural mortgage loans, and (v) third party custodial expenses incurred in connection with any securities (collectively, “Expenses”).

10.3	Investment Manager shall submit to Client within 30 days after the end of each calendar quarter, a written statement showing in reasonable detail the Charges due from Client for the Services provided in the preceding quarter. Any balance payable as shown in such statement shall be paid within 30 days following receipt of such written statement by Client. Notwithstanding the foregoing, Investment Manager shall submit to Client within 30 days after the end of each month, a written good faith estimate of the Charges attributable to the Services provided in the preceding calendar month. The settlement of any balance payable pursuant to this Section 10.3 shall be in accordance with the requirements in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual. Other than in respect of satisfying Client’s obligations under this Agreement, Client shall not be obligated to advance any funds to Investment Manager pursuant to this Agreement.

10.4	Notwithstanding anything to the contrary herein, if Client objects to any determination of actual Charges made by Investment Manager, it shall so advise Investment Manager within 30 days after receipt of notice of said determination. If the parties cannot reconcile such objection, they shall mutually agree to the selection of a firm of independent certified public accountants which shall determine the Charges properly allocable to Client and shall, within a reasonable time, submit such determination together with the basis therefor, in writing to Investment Manager and Client, whereupon such determination shall be binding. The expenses of such determination by a firm of independent certified public accountants shall be borne equally by Investment Manager and Client.

10.5	All payments to be made by Client hereunder shall be made free and clear of and without deduction or withholding for any present or future taxes, duties, levies, assessments or other governmental charges of similar nature now or hereafter imposed (“Tax”) on such payments unless such deduction or withholding is required by applicable law. If Client is required by law to make any deduction or withholding from any sum payable hereunder, the sum payable in respect of which such deduction or withholding shall be made shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, Investment Manager will receive a net sum, which is equal to the sum which would have been received and so retained had no such deduction or withholding been made. To the extent Client is required to make a remittance of such Tax to a government authority in respect of a deduction or withholding required to be made after the sum payable has been increased as provided above, Client shall provide to Investment Manager (i) an official receipt issued by the relevant government authority regarding such Tax, or (ii) other documentary proof of payment of said deduction or withholding if no official receipt is issued by such taxing or other authority. If Investment Manager has received or been granted a refund of such Tax, then Investment Manager shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to Client such amount as Investment Manager shall, in its sole discretion, determine to be attributable to the relevant Tax or deduction or withholding.

11.	Acknowledgments and Consents

11.1	Client hereby acknowledges and consents to the following:

(a)	Neither Investment Manager nor any Affiliated Company is obliged to disclose to Client any information if the disclosure of such information by Investment Manager or the Affiliated Company to Client would or might reasonably constitute a breach of duty or confidence to any other person. Subject to the proceeding sentence, the parties agree to provide to each other, within a reasonable time, any further information requested by the other party for regulatory or tax considerations.

(b)	Client understands that the investment of its funds authorized hereunder may lead to loss or to profit and no representation is made by Investment Manager that no such losses will occur. No warranty is given by Investment Manager as to the performance or profitability of any Assets; provided, that the absence of any such warranty shall not affect Investment Manager’s duty to use reasonable care. Investment Manager is entitled to assume that Client has the necessary level of experience and knowledge to understand the risks involved in the Services provided hereunder and the transactions carried out by Investment Manager on behalf of Client and in accordance with the Guidelines, and that Client is able financially to bear any related investment risks consistent with its investment objectives.

(c)	Any benchmarks and/or targeted rates of return (if any) associated with the Investment Management Services or Portfolio Management Services being provided pursuant to this Agreement or that may be referred to in the Guidelines are for measurement purposes only, and any such specific investment objectives are targets only, and Investment Manager shall have no duty to Client or to any third party to meet or outperform, and accordingly shall have no liability for failure to meet or outperform, any such benchmark, targeted rate of return, or investment objective.

(d)	Client acknowledges that Investment Manager makes no representation regarding the appropriateness of the investments made and Services provided hereunder for Client’s particular needs or regulatory constraints; provided, that the absence of such a representation shall not limit or otherwise affect Investment Manager’s duties and obligations under this Agreement; and provided, further, that Investment Manager shall invest Client’s assets only in accordance with the Guidelines.

(e)	Investment Manager will allocate investment opportunities among its clients where there is a limited supply of a security in accordance with its allocation policies (as they may be amended from time to time), copies of which have previously been provided to Client. Investment Manager agrees to promptly furnish Client with copies of any amendments to the allocation policies made after the Effective Date. Client acknowledges to Investment Manager that any and all loan participation investment opportunities afforded to Client from Affiliated Companies will be at the sole discretion of such Affiliated Companies as lead lenders of the underlying loans.

(f)	By reason of Investment Manager’s relationships with Client and with other clients, and activities of its Affiliated Companies, Investment Manager may acquire confidential information regarding certain entities and securities and/or otherwise be restricted from initiating transactions in certain securities. Client acknowledges and agrees that Investment Manager will not be free to divulge to Client, or to act upon, any such confidential information with respect to Investment Manager’s performance of this Agreement and that, due to such a restriction, Investment Manager may not initiate a transaction that Investment Manager otherwise might have initiated.

(g)	Client acknowledges that, except as otherwise expressly specified in the Guidelines, the Guidelines apply at the time of purchase of Assets only, and failure to comply with any specific guideline or restriction contained therein because of market fluctuation, changes in the capital structure of any company that is an issuer of an investment included in the Assets, ratings agency or credit ratings changes or withdrawals or other events outside of Investment Manager’s control will not be deemed a breach of the Guidelines or this Agreement.

(h)	Client consents to receive any documents required to be sent under this Agreement, including any documents required to be sent under the Advisers Act (including, without limitation, Investment Manager’s disclosure brochure and brochure supplements (and any updates thereto) as set forth on Part 2 of Form ADV), by electronic delivery. Client understands that such consent can be revoked at any time. Details regarding such consent are provided in Schedule 6.

(i)	Notwithstanding anything to the contrary hereunder, Client and Investment Manager agree that the provisions of this Section 11 are not intended to constitute a waiver by Client of any of its legal rights under applicable federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

(j)	Client acknowledges that (i) Investment Manager has not provided, and will not provide, Client with any tax, legal, regulatory or accounting advice in relation to the Services under this Agreement, and (ii) Investment Manager has made no representations as to any tax or accounting consequences or regulatory filings or reporting as a result of it entering into this Agreement or any transaction entered into hereunder. Client has relied and will continue to rely on the advice of its own professional advisers and is fully informed as to the legal, financial, regulatory and tax aspects of Investment Manager’s provision of the Services hereunder.

12.	Indemnification of Investment Manager

12.1	Client shall indemnify to the fullest extent permitted by applicable law, out of its assets, and hold harmless Investment Manager, each of its Affiliated Companies and each of its Associated Persons and their respective agents (each, an “Investment Manager Indemnitee”) against all claims brought or established against such Investment Manager Indemnitee by a third party, and against any and all reasonable losses, indebtedness, liabilities, fees, costs, expenses (including, without limitation, any court costs, reasonable attorneys’ fees and expenses (except that, where any matter covered by this Section 12 involves more than one Investment Manager Indemnitee, Client shall pay reasonable fees and disbursements of one counsel (in addition to any local counsel) for all Investment Manager Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances), reasonable costs of investigation, expert witness fees, taxes and penalties) and amounts paid in settlement (collectively, “Losses”), paid in connection with or resulting from any claim, action, proceeding or demand against any of the Investment Manager Indemnitees that arises out of or in any way relates to the Assets or the Services provided, including without limitation any such claim, action, proceeding or demand arising out of (i) a breach of Client’s representations and warranties in Section 3 or (ii) actions or omissions of the Custodian(s), Client Brokers, proxy voting services or any of Client’s affiliates (including, for the avoidance of doubt, Brighthouse Services), agents or service providers; provided, in each case that Investment Manager (a) has taken reasonable steps to avoid or minimize such Losses; (b) has informed Client of any such claims in respect of which an indemnity is sought under this Agreement as soon as reasonably practicable; and (c) keeps Client reasonably informed of, and acts reasonably in relation to any request from Client in relation to, any steps taken or to be taken in respect of such claims; provided, however, that this indemnity shall not extend to Losses (x) solely caused by or resulting from conduct of any Investment Manager Indemnitee that constitutes willful misconduct, gross negligence or bad faith in the performance of the Services hereunder or (y) for which Investment Manager shall be liable under Section 13.2(b).

12.2	Expenses incurred by any Investment Manager Indemnitee in defending a claim or proceeding covered by this Section 12 shall be paid by Client in advance of the final disposition of such claim or proceeding; provided, that the indemnified party hereunder shall undertake to repay such amount if it is ultimately determined that such person was not entitled to be indemnified. The provisions of this Section 12 shall remain in effect as to each person with respect to actions taken (or omitted) while such person was an Investment Manager Indemnitee, whether or not such Investment Manager Indemnitee continues to serve in the capacity that had entitled such person to be indemnified. Client agrees, upon demand by Investment Manager, to pay such amounts to Investment Manager in immediately available funds.

13.	Standard of Care; Investment Manager’s Liabilities

13.1	Investment Manager shall discharge its duties hereunder at all times in good faith and with that degree of prudence, diligence, care and skill which a prudent person rendering services as an investment manager registered as an investment adviser under the Advisers Act would exercise under similar circumstances.

13.2

Notwithstanding any other provision of this Agreement, none of Investment Manager or its Affiliated Companies or any of their officers, directors or employees, or their respective agents, shall be liable to Client or to any of Client’s affiliates (including, for the avoidance of doubt, Brighthouse Services) or beneficial owners for any Losses suffered by any such person that arises out of any action or omission (in relation to the Assets, the Services, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or suffered by them that does not result from (a) Investment Manager’s willful misconduct, gross negligence or bad faith in the performance of the Services hereunder or (b) a material breach of the Guidelines, which for the avoidance of doubt shall not include, failure to comply with any specific guideline or restriction contained therein because of market fluctuation, changes in the capital structure of any company that is an issuer of an investment included in the Assets, ratings agency or credit ratings changes or withdrawals or other events outside of Investment Manager’s control occurring after the purchase of such investment; provided, that if Investment Manager remedies any such material breach of the Guidelines within the relevant cure period specified therein, all Losses with respect to this clause (b) shall be limited to actual monetary losses incurred in connection with Investment Manager bringing the portfolio back into compliance with the Guidelines. Investment Manager and such other persons may consult with counsel and accountants in respect of the Assets or the Services and shall be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants; provided, that they shall have been selected with reasonable care. For the avoidance of doubt, Investment Manager shall bear no liability for (i) Losses resulting from Investment Manager’s reliance on Client Data, (ii) Losses resulting from Client’s use of any Third Party Products (even where provided by Investment Manager) and (iii) Losses resulting from the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, Brighthouse Services, transfer agents, sub-transfer agents, custodians, Client Brokers, proxy voting services, prime brokers, placement agents, third party marketers, asset data service providers, sub-advisers, current third party service providers, Pricing Sources, software providers, printers, postal or delivery services, telecommunications providers and processing and settlement services; provided, that any unaffiliated third party agent or delegate selected by Investment Manager shall have been selected and monitored with reasonable care. Investment Manager may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties. Investment Manager shall indemnify and hold Client harmless against Losses to which Client may be subjected that result from (a) any willful misconduct, gross negligence or bad faith on the part of Investment Manager in the performance of the Services hereunder or (b) a material breach of the Guidelines, which for the avoidance of doubt shall not include, failure to comply with any specific guideline or restriction contained therein because of market fluctuation, changes in the capital structure of any company that is an issuer of an investment included in the Assets, ratings agency or credit ratings changes or withdrawals or other events outside of Investment Manager’s control occurring after the purchase of such investment; provided, that if Investment Manager remedies any such material breach of the Guidelines within the relevant cure period specified therein, all Losses with respect to this clause (b) shall be limited to actual monetary losses incurred in connection with Investment Manager bringing the portfolio back into compliance with the Guidelines; provided, further, that Investment Manager’s liability arising from Securities Lending Activities shall be limited as set forth in Section 13.5 below.

13.3	Notwithstanding Section 13.2, Investment Manager shall not incur any liability for any indirect, special or consequential loss of any kind (even if Investment Manager knows of the possibility of such losses or damages and regardless of the type of action in which any claim may be brought).

13.4	Notwithstanding Section 13.2, Investment Manager shall not incur any liability for any loss of goodwill or business (in either case, either direct or indirect) that may be incurred by Client. Further, with respect to Securities Lending Activities, Investment Manager does not assume any market or investment risk of loss associated with any investment or change of investments, including any cash collateral reinvestments with respect to the reinvestment portfolio.

13.5	If at the time of a default by a Borrower with respect to a securities lending transaction, some or all of the loaned securities (the “Loaned Securities”) under such securities lending transaction have not been returned by the Borrower, then, subject to the terms of this Agreement, Investment Manager shall indemnify Client against the default of the Borrower as follows:

13.5.1	Investment Manager shall purchase a number of replacement securities equal to the number of unreturned Loaned Securities (the “Replacement Securities”), to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the collateral with respect to such securities lending transaction to the purchase of such Replacement Securities. If and to the extent that such proceeds are insufficient or the collateral is unavailable, the purchase of such Replacement Securities shall be made at Investment Manager’s expense.

13.5.2	If Investment Manager is unable to purchase Replacement Securities pursuant to Section 13.5.1 hereof, Investment Manager shall credit to Client’s account an amount equal to the market value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the collateral continues to be successfully marked to market by the Borrower against the unreturned Loaned Securities (i.e., the last day the Borrower provided additional collateral to Investment Manager, if required, or excess collateral was returned by the Investment Manager to the Borrower); or (ii) the next business day following the day referred to in (i) above, if higher.

13.5.3	In addition to making the purchases or credits required by Sections 13.5.1 and 13.5.2 hereof, Investment Manager shall credit to Client’s account the value of all distributions on the Loaned Securities (not otherwise credited to Client’s accounts with the Investment Manager), for record dates which occur before the date that Investment Manager purchases Replacement Securities pursuant to Section 13.5.1 or credits Client’s account pursuant to Section 13.5.2.

13.5.4	Any credits required under Sections 13.5.2 and 13.5.3 hereof shall be made by application of the proceeds of the collateral, if any, that remains after the purchase of Replacement Securities pursuant to Section 13.5.1. If and to the extent that the collateral is unavailable or the value of the proceeds of the remaining collateral is less than the value of the sum of credits required to be made under Sections 13.5.2 and 13.5.3, such credits shall be made at Investment Manager’s expense.

13.5.5	If, after application of Sections 13.5.1 through 13.5.4 hereof, additional collateral remains or any previously unavailable collateral becomes available or any additional amounts owed by the Borrower with respect to such securities lending transaction(s) are received from the Borrower, Investment Manager shall apply the proceeds of such collateral or such additional amounts first to reimburse itself for any amounts expended by Investment Manager pursuant to Sections 13.5.1 through 13.5.4 above, and then to credit to Client’s account all other amounts owed by the Borrower to Client with respect to such securities lending transaction(s).

13.5.6	In the event that Investment Manager is required to make any payment and/or incur any loss or expense under this Section 13.5, Investment Manager shall to the extent of such payment, loss or expense, be subrogated to, and succeed to, all the rights of Client against the Borrower with respect to the applicable securities lending transaction(s).

13.5.7	The provisions of this Section 13.5 shall not apply to losses attributable to war, riot, revolution, acts of government or other causes beyond the reasonable control or apprehension of Investment Manager. For the avoidance of doubt, the provisions of this Section 13.5 shall apply to, inter alia, losses attributable to Borrower defaults.

13.6	Client acknowledges and agrees that Investment Manager alone, and not any Associated Persons, is responsible for Investment Manager’s activities and the provision of the Services, and Client agrees that it will not bring any claim or take any action against any Associated Person in respect of any acts, omissions or events in connection with this Agreement and waives any rights that it may have to do so except where such a claim may not be excluded by law. Investment Manager Indemnitees shall not have any liability to Client except as may be provided by law or in this Agreement, and Client’s sole recourse shall be to Investment Manager. Investment Manager only assumes duties to Client.

13.7	Investment Manager may, from time to time, provide to Client certain services and products (“Third Party Products”) from external third party sources (“Third Party Vendors”), as well certain proprietary products and information from Investment Manager and its Affiliated Companies (“Investment Manager Proprietary Products”). Client shall honor reasonable requests by Investment Manager and the Third Party Vendors to protect their proprietary rights in their data, information and property including requests that Client place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. Client further acknowledges and agrees that all Third Party Products and Investment Manager Proprietary Products are provided on an “AS IS WITH ALL FAULTS” basis solely for Client’s internal use, and as an aid in connection with the receipt of the Services. Client may use Third Party Products and Investment Manager Proprietary Products as agreed between Client and Investment Manager and may use hard copy statements, reports and other documents necessary to support Client’s activities, but Client shall not distribute any such materials to third parties. THE THIRD PARTY VENDORS AND INVESTMENT MANAGER MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, WITH RESPECT TO ANY OF THE THIRD PARTY PRODUCTS OR INVESTMENT MANAGER PROPRIETARY PRODUCTS. To the extent a Third Party Vendor provides Third Party Products directly to Client, or Investment Manager provides such Third Party Products to Client, Client shall not use such Third Party Products to access any information of any other client of Investment Manager or Investment Manager itself.

13.8	While Investment Manager will seek to fulfill its obligations to Client, exceptional circumstances may occur from time to time where, for reasons beyond Investment Manager’s control, Investment Manager may be, or may reasonably believe that it is, unable to do so without considerable expense (as a result of an act of God or force majeure, including environmental incidents and terrorist activity), and in such circumstances, after providing written notice to Client, Investment Manager shall not be liable for any Losses suffered as a result of the non-fulfillment of any such obligations.

14.	Independent Contractor

14.1	Investment Manager shall for all purposes be deemed to be an independent contractor. Investment Manager shall have no power or authority to bind Client or to assume or create an obligation or responsibility, express or implied, on behalf of Client, nor shall it represent to anyone that it has such power or authority, except in each case as expressly provided in this Agreement. Nothing in this Agreement shall be deemed to create a partnership between the parties, whether for purposes of taxation or otherwise.

15.	Capacity of Personnel; Facilities

15.1	Whenever Investment Manager or its Affiliated Companies utilize their respective personnel to perform the Services, such personnel shall at all times remain employees of Investment Manager or its Affiliated Companies, respectively, subject solely to their direction and control, including through a services agreement with any such Affiliated Company, and Investment Manager or such Affiliated Company under such services agreement shall alone retain full liability, and Client shall have no such liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. Investment Manager alone (and not Client) shall be responsible for payment of all fees and expenses owed to its Affiliated Companies under any such services agreements. No facility of Investment Manager or an Affiliated Company used in performing Services for Client shall be deemed to be transferred, assigned, conveyed, or leased to Client by performance or use pursuant to this Agreement.

16.	Term and Termination of Agreement

16.1	Either party may terminate this Agreement in its entirety on, or at any time after, the expiration of the Initial Term upon 90 days prior written notice to the other party (or such mutually agreeable shorter period). Notwithstanding the foregoing, this entire Agreement will immediately terminate, including during the Initial Term, upon written notice being given by Client to Investment Manager in the event of: (i) Investment Manager’s willful misconduct, gross negligence or bad faith in performing the Services hereunder; provided, that Investment Manager shall have 60 days after receipt of written notice detailing such alleged willful misconduct, gross negligence or bad faith to cure such matter to Client’s reasonable satisfaction or to agree with Client to a plan to remediate such matter before Client shall be permitted to deliver a termination notice to Investment Manager, (ii) liquidation, conservatorship or receivership of Investment Manager, (iii) an order, judgment or decree of any court of competent jurisdiction or the SEC enjoining Investment Manager from acting as an investment adviser for a period of 90 days or more or (iv) Client’s receipt of a definitive ruling from a state insurance regulatory authority that such termination is required to comply with insurance laws and regulations applicable to Client; provided, that Investment Manager shall have 60 days after receipt of such definitive ruling to (x) agree with Client to modify this Agreement or the provision of Services hereunder to the least extent necessary to enable Client to comply with such ruling or (y) contest or obtain a modification or reversal of such ruling, in either case before Client shall be permitted to deliver a termination notice to Investment Manager.

16.2

Further, either party may terminate this Agreement in part with respect to (x) the Investment Management Services with respect to all or any portion of the Assets or (y) any or all of the Portfolio Management Services, on, or at any time and from time to time after, the expiration of the Initial Term upon 90 days prior written notice to the other party (or such mutually agreeable shorter period). In the event either party elects to terminate the provision of Investment Management Services with respect to any Assets or any of the Portfolio Management Services, (i) such termination will not cause a termination of the entire Agreement, (ii) Investment Manager shall cooperate in good faith and promptly take all actions reasonably necessary or desirable to transfer all impacted Assets and all documents and records regarding or relating to any terminated Services (including, if applicable, any derivative instruments) to Client or to Client’s designee(s) in such format as may be reasonably requested by Client and shall reasonably cooperate with

Client and any Client designee(s) to facilitate the transition of the impacted Assets or Portfolio Management Services to a successor service provider and (iii) the Management Fee shall be adjusted accordingly; provided, however, that the Management Fee for Hedging Activities shall remain the same in the event either one of GA Derivatives Activities or VA Derivatives Activities is terminated and shall only be adjusted in the event Investment Manager is no longer providing any Hedging Activities under this Agreement.

16.3	Notwithstanding the foregoing, in the event Client terminates the Investment Management Services with respect to any Assets or any of the Portfolio Management Services pursuant to Section 16.2 hereof, Investment Manager shall no longer provide the Middle Office Services or reports listed on Schedule 5 to Client in respect of any impacted Assets; provided, however, that in the event Client terminates the Investment Management Services with respect to commercial real estate mortgage debt or agricultural mortgage debt, Investment Manager shall continue to provide those reports listed on Schedule 5 (or portions thereof) pertaining to Client’s outstanding loan participations until the earlier of the date on which (x) the entire indebtedness represented by all of the loans underlying the Client’s outstanding loan participations has been paid and/or the disposition of all properties/assets acquired upon foreclosure and (y) Client no longer holds any Affiliated Company loan participations.

16.4	For purposes of this Section, the “Termination Date” shall mean the date that Investment Manager is no longer providing any Services under this Agreement, and shall not mean the date on which the notice of termination is delivered. The termination of the authority granted by this Agreement shall not in any way affect any liability resulting from a transaction initiated prior to the Termination Date. On the Termination Date, Investment Manager shall promptly take commercially reasonable steps to transfer all remaining Assets and all documents and records regarding or relating to such Assets or the Services (including, without limitation, derivative instruments) to Client or to Client’s designee(s) in such format as may be reasonably requested by Client and shall reasonably cooperate with Client and any Client designee(s) to facilitate the transition of such Assets or Services to a successor service provider. This provision as well as Sections 3.1(b) (Client Authority), 4.1(b) (Investment Manager Authority), 8 (Material Impacts and Conflicts), 10.2 (Expenses), 12 (Indemnification of Investment Manager), 13 (Standard of Care; Investment Manager’s Liabilities), 16 (Term and Termination of Agreement), 17 (Governing Law), 19 (Entire Agreement), 20 (Notices), 21 (No Waiver), 22 (Successors and Assigns) and 23 (Counterparts) shall survive the Termination Date.

16.5	On the Termination Date, Client will pay and/or reimburse Investment Manager for any: (a) accrued and unpaid Management Fees prorated to the Termination Date, (b) reasonable expenses incurred by Investment Manager in transferring all documents and records regarding or relating to the Assets or Services to Client or Client’s designee(s) in such format as may be reasonably requested by Client and reasonably cooperating with Client and any Client designee(s) to facilitate the transition of Assets and Services to a successor service provider, (c) accrued and unpaid Expenses (if any) and (d) reasonable fees, including but not limited to breakage or termination fees, realized in concluding any outstanding transactions.

16.6	Termination of this Agreement or any portion thereof will not in any event affect accrued rights or existing commitments, or contractual provisions intended to survive termination including outstanding transactions. For the avoidance of doubt, the termination of this Agreement in whole or in part will not cause the termination and closeout of (a) any derivative transactions previously entered into for Client unless otherwise determined by Client, (b) any funding or collateral borrowing arrangements relating to Capital Markets Activities and Client shall remain obligated to pay the Management Fee with respect to all of Client’s outstanding arrangements until their maturity or (c) any outstanding loan participations and Client shall remain obligated to pay the Management Fee with respect to all of Client’s outstanding loan participations until the earlier of the date on which (x) the entire indebtedness represented by all of the loans underlying Client’s outstanding loan participations has been paid and/or the disposition of all properties acquired upon foreclosure and (y) Client no longer holds any Affiliated Company loan participations.

17.	Governing Law; Severability; Dispute Resolution; Submission to Jurisdiction

17.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or another jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that nothing contained in this Agreement shall be construed in any manner as inconsistent with federal law, including without limitation the Advisers Act or any rule, regulation or order of the SEC promulgated thereunder.

17.2	If any provision or clause of this Agreement is or becomes void, illegal or unenforceable in whole or in part for any reason whatsoever, such unenforceability, illegality or invalidity shall not affect the enforceability or validity of the remaining provisions or clauses or part thereof contained in this Agreement and such void or unenforceable provisions or clauses shall be deemed to be severable from any other provision or clause or part thereof herein contained. The invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in another jurisdiction.

17.3	In the event Client is placed into receivership or seized by the Commissioner under Chapter 59 of the Delaware Insurance Code (“Chapter 59”), all parties hereto shall use reasonable efforts to comply with Chapter 59. Without limiting the foregoing, in the event Client is placed into receivership or seized by the Commissioner, (i) Investment Manager shall have no automatic right to terminate this Agreement, (ii) all rights of Client under this Agreement shall extend to the receiver or the Commissioner, (iii) all books and records of Client relating to the Services hereunder shall be made available to the receiver or the Commissioner, and shall be turned over to the receiver or the Commissioner immediately upon the receiver’s or the Commissioner’s request and (iv) Investment Manager shall continue to maintain any systems, programs or other infrastructure relating to the Services hereunder notwithstanding the seizure of Client by the Commissioner and shall make them available to the receiver or the Commissioner for so long as Investment Manager continues to receive timely payment for the Services performed hereunder.

17.4	Notwithstanding anything to the contrary herein, any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof shall be resolved by mediation or arbitration following the dispute resolution procedures set forth in Article VI of the Master Separation Agreement between MetLife, Inc. and Brighthouse Financial, Inc., which shall be the sole and exclusive procedures for the resolution of any such dispute, controversy or claim unless otherwise specified in Sections 6.1 to 6.4 of such agreement. For purposes of applying those procedures, this Agreement shall be considered a “Transaction Document,” the parties hereto shall be considered “Parties” and Section 6.1(f) shall not apply.

17.5	Subject to Section 17.4, if any suit is instituted by either party against the other party to enforce any of the terms or conditions of this Agreement, each party hereby agrees to submit to the exclusive jurisdiction of and venue in the federal courts of the United States of America, County of New York, State of New York, to the extent permitted by federal law, and otherwise, each of the parties hereby submits to the exclusive jurisdiction of and venue in the state courts of the State of New York located in the city and county of New York.

17.6	Waiver of Jury Trial Right. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

18.	Amendments

18.1	Subject to Section 2.2, no amendment of this Agreement shall be effective unless agreed in writing by each of the parties hereto.

19.	Entire Agreement

19.1	The relationship between Client and Investment Manager is as described in this Agreement and the Investment Finance Services Agreement between Client and Investment Manager effective as of January 1, 2017. Except with respect to the representations and warranties made by Investment Manager therein, Client is not relying upon any representation, warranty, promise or assurance made or given by Investment Manager or any other person, whether or not in writing, at any time prior to Investment Manager’s appointment pursuant to this Agreement. This Section 19 shall not exclude the liability of any persons for fraud or fraudulent misrepresentation.

20.	Notices

20.1	Any notice served by any party hereto to another party hereto shall be served at the address of the recipient as set forth in Schedule 4, which can be changed by a party upon notice in writing to the other party.

20.2	All notices served hereunder shall be deemed served on the date of delivery in the case of personal delivery or transmission by e-mail and on the third day after posting in the case of other correspondence sent by post.

21.	No Waiver

21.1	Neither the failure nor delay on the part of any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further waiver of any right or remedy. No waiver hereunder shall be effective unless it is authorized by the party asserted to have granted such waiver.

22.	Successors and Assigns

22.1	No assignment (as that term is defined in the Advisers Act) of this Agreement as it relates to Investment Manager and Client may be made by either party without the prior written consent of the other party hereto; provided, however, that an assignment by Investment Manager to an Affiliated Company (that does not constitute an assignment for purposes of Section 205(a)(2) of the Advisers Act) shall require only prior written notice to Client and not require such prior written consent if such Affiliated Company is registered with the SEC as an investment adviser pursuant to the Advisers Act, and assumes, for the express benefit of Client, all of the obligations of Investment Manager hereunder in writing at the time of such assignment. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, and each of their respective successors and permitted assigns. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations, or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. The representations, warranties, covenants, and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, their, and each of their, successors and assigns, respectively.

23.	Counterparts

23.1	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail in portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Each of the parties hereto has caused this Agreement to be duly executed as of the date indicated after its name to become effective as of the Effective Date.

AGREED TO AND ACCEPTED:

METLIFE INVESTMENT ADVISORS, LLC

By:	/s/ Jason P. Manske
Name:	Jason P. Manske
Title:	Senior Managing Director
Date:	December 20, 2016

METLIFE INSURANCE COMPANY USA

By:	/s/ John Rosenthal
Name:	John Rosenthal
Title:	Vice President and Chief Investment Officer
Date:	December 20, 2016

[Signature Page to Investment Management Agreement Between

MetLife Investment Advisors, LLC and MetLife Insurance Company USA]